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                                                                Exhibit (a)(6)


                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                       (INCLUDING THE ASSOCIATED RIGHTS)
                                       OF

                             ELCO INDUSTRIES, INC.
                                       AT

                              $36.00 NET PER SHARE
                                       BY
                               E.I. TEXTRON INC.
                          A WHOLLY OWNED SUBSIDIARY OF

                                  TEXTRON INC.

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
     CITY TIME, ON TUESDAY, OCTOBER 17, 1995, UNLESS THE OFFER IS EXTENDED.

                                                              September 19, 1995

To Participants in the Elco Shareholder Investment Service:

     Enclosed for your consideration are the Offer to Purchase, dated September 19, 1995 (the "Offer to Purchase"), and the related Letter of Transmittal (which together constitute the "Offer"), relating to an offer by E.I. Textron Inc., a Delaware corporation (the "Offeror") and a wholly owned subsidiary of Textron Inc., a Delaware corporation (the "Parent"), to purchase all outstanding shares of common stock, par value $5.00 per share (the "Shares") of Elco Industries, Inc., a Delaware corporation (the "Company"), including the associated Rights (as defined in the Rights Agreement between the Company and The First National Bank of Chicago, as Rights Agent, dated as of January 20, 1988, as amended June 24, 1988 and September 12, 1995), at a purchase price of $36.00 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer. The Offer is being made in connection with the Agreement and Plan of Merger, dated as of September 12, 1995, among the Parent, the Offeror and the Company (the "Merger Agreement"). Unless the context otherwise requires, all references to Shares herein shall include the associated Rights.

     OUR NOMINEE IS THE HOLDER OF RECORD OF SHARES HELD FOR YOUR ACCOUNT AS A PARTICIPANT IN THE COMPANY'S SHAREHOLDER INVESTMENT SERVICE (THE "PLAN"). A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US THROUGH OUR NOMINEE AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SHARES HELD IN YOUR PLAN ACCOUNT.

     Accordingly, we request information as to whether you wish to have us instruct our nominee to tender any or all of the Shares held in your Plan account, upon the terms and conditions set forth in the Offer.

     Please note the following:

        1. The tender price is $36.00 per Share, net to the seller in cash without interest.

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          2. The Offer is being made for all of the outstanding Shares.

          3. The Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, on Tuesday, October 17, 1995, unless the Offer is extended.

          4. The Offer is conditioned upon, among other things, there have been validly tendered and not withdrawn prior to the expiration of the Offer that a number of Shares representing at least 66 2/3% of all outstanding Shares on a fully diluted basis on the date of purchase (the "Minimum Condition"). The Offer is also subject to the other terms and conditions contained in the Offer. The Offeror reserves the right (but shall not be obligated), in accordance with applicable rules and regulations of the Securities and Exchange Commission, to reduce the Minimum Condition (but not below 50.01% of the outstanding Shares on a fully diluted basis) or to waive any other conditions to the Offer.

     If you wish to have us tender any or all of the Shares held in your Plan account, please so instruct us by completing, executing, detaching and returning to us the instruction form contained in this letter. An envelope to return your instruction to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise indicated in such instruction form. PLEASE FORWARD YOUR INSTRUCTIONS TO US NO LATER THAN 5:00 P.M., NEW YORK CITY TIME, ON OCTOBER 13, 1995, TO ALLOW US AMPLE TIME TO TENDER YOUR SHARES ON YOUR BEHALF PRIOR TO THE EXPIRATION OF THE OFFER.

     The Offer is made solely by the Offer to Purchase and the related Letter of Transmittal and any supplements or amendments thereto. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities laws of such jurisdiction. In any jurisdiction where the securities, blue sky, or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Offeror by Dillon, Read & Co. Inc. or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                                            Very truly yours,

                                            Harris Trust and Savings Bank, as
                                            Dividend Reinvestment Agent

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                          INSTRUCTIONS WITH RESPECT TO
                         THE OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                       (INCLUDING THE ASSOCIATED RIGHTS)
                                       OF
                             ELCO INDUSTRIES, INC.

     The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated September 19, 1995 (the "Offer to Purchase"), and the related Letter of Transmittal (which together constitute the "Offer") in connection with the offer by E.I. Textron Inc., a Delaware corporation (the "Offeror") and a wholly owned subsidiary of Textron Inc., a Delaware corporation, to purchase all outstanding shares of common stock, par value $5.00 per share (the "Shares"), of Elco Industries, Inc., a Delaware corporation, including the associated Rights (as defined in the Rights Agreement between the Company and The First National Bank of Chicago, as Rights Agent, dated as of January 20, 1988, as amended June 24, 1988 and September 12, 1995). Unless the context otherwise requires, all references to Shares herein shall include the associated Rights.

     This will instruct you to tender to the Offeror the number of Shares indicated below (or if no number is indicated below, all Shares) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

     Number of Shares to be Tendered:*______,                     SIGN HERE
                                                ---------------------------------------------
                                                ---------------------------------------------
                                                                Signature(s)
                                                ---------------------------------------------
                                                ---------------------------------------------
                                                               (Print Name(s))
                                                ---------------------------------------------
                                                     (Area Code and Telephone Number(s))
                                                ---------------------------------------------
                                                         (Taxpayer Identification or
                                                         Social Security Number(s))

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* Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

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